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                                                                    EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

         We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-87352) pertaining to the WinsLoew Furniture, Inc. 1994 Stock Option Plan of WinsLoew Furniture, Inc. of our report dated January 29, 1999, with respect to the consolidated financial statements of WinsLoew Furniture, Inc. and Subsidiaries included in the Annual Report (Form 10-K/A) for the year ended December 31, 1998.

         We also consent to the use of our report dated January 29, 1999, included in the Annual Report on Form 10-K of Winsloew Furniture, Inc. for the year ended December 31, 1998, with respect to the consolidated financial statements, as amended, included in this Form 10-K/A.

         Our audits also included the financial statement schedule of WinsLoew Furniture, Inc. listed in Item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.



                                                         /s/ Ernst & Young LLP



Birmingham, Alabama
June 3, 1999